Exhibit 99.1

NYSE: MMP
______________________________________________________________________________________________________
Date:        July 26, 2012
Contact:        Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Significantly Increases Quarterly Cash Distribution to 94.25 Cents

TULSA, Okla. - The board of directors of Magellan Midstream Partners, L.P. (NYSE: MMP) has significantly increased the partnership's quarterly cash distribution to 94.25 cents per unit for the period April 1 through June 30, 2012, representing the 41st distribution increase since its initial public offering in 2001.
The second-quarter 2012 distribution is 20% higher than the second-quarter 2011 distribution of 78.5 cents per unit and represents a 12% increase over the first-quarter 2012 distribution of 84 cents.
“Magellan is pleased to provide a larger-than-expected distribution payout to investors this quarter,” said Michael Mears, chief executive officer. “Our base business and growth projects continue to generate considerably more cash flow than necessary to comfortably increase our annual distribution by more than the 9% growth initially targeted for 2012. Looking ahead, we are now targeting distributions for full-year 2012 that are 18% higher than 2011, with the goal of raising distributions an additional 10% for 2013 as our future results are expected to benefit from additional growth projects coming online.”
The new distribution, which equates to $3.77 per unit on an annualized basis, will be paid Aug. 14 to unitholders of record at the close of business on Aug. 7.
This announcement is intended to be a qualified notice to nominees under Treasury Regulation Section 1.1446-4(b), with 100% of the partnership's distributions to foreign investors attributable to income that is effectively connected with a United States trade or business. Accordingly, the partnership's distributions to foreign investors are subject to federal income tax withholding at the highest effective tax rate.
About Magellan Midstream Partners, L.P.
Magellan Midstream Partners, L.P. (NYSE: MMP) is a publicly traded partnership that primarily transports, stores and distributes petroleum products. The partnership owns the longest refined petroleum products pipeline system in the country, with access to more than 40% of the nation's refining capacity, and can store 80 million barrels of petroleum products such as gasoline, diesel fuel and crude oil. More information is available at www.magellanlp.com.

Exhibit 99.1

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Forward-Looking Statement Disclaimer
Portions of this document constitute forward-looking statements as defined by federal law. Although management believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Among the key risk factors that may have a direct impact on the partnership's results of operations and financial condition are: (1) its ability to identify growth projects or to complete identified projects on time and at expected costs; (2) price fluctuations and changes in demand for refined petroleum products, crude oil and natural gas liquids, or changes in demand for transportation or storage of those commodities through its existing or planned facilities; (3) changes in the partnership's tariff rates imposed by the Federal Energy Regulatory Commission, the United States Surface Transportation Board or state regulatory agencies; (4) shut-downs or cutbacks at major refineries, petrochemical plants, ammonia production facilities or other businesses that use or supply the partnership's services; (5) changes in the throughput or interruption in service on petroleum pipelines owned and operated by third parties and connected to the partnership's petroleum terminals or petroleum pipeline system; (6) the occurrence of an operational hazard or unforeseen interruption for which the partnership is not adequately insured; (7) the treatment of the partnership as a corporation for federal or state income tax purposes or if the partnership becomes subject to significant forms of other taxation; (8) an increase in the competition the partnership's operations encounter; (9) disruption in the debt and equity markets that negatively impacts the partnership's ability to finance its capital spending; and (10) failure of customers to meet or continue contractual obligations to the partnership. Additional information about issues that could lead to material changes in performance is contained in the partnership's filings with the Securities and Exchange Commission, including the partnership's Annual Report on Form 10-K for the fiscal year ended Dec. 31, 2011 and subsequent reports on Forms 8-K. The partnership undertakes no obligation to revise its forward-looking statements to reflect events or circumstances occurring after today's date.